EXHIBIT 10.32
AMENDMENT NO. 2 TO
THE GENUINE PARTS COMPANY
DEATH BENEFIT PLAN
     This Amendment to the Genuine Parts Company Death Benefit Plan is adopted by Genuine Parts Company (the “Company”) through action of the Pension and Benefits Committee (the successor to the Pension Committee), effective as of the date set forth herein.
  WITNESSETH:
     WHEREAS, the Company maintains the Genuine Parts Company Death Benefit Plan (the “Plan”) effective July 15, 1997, and such Plan is currently in effect; and
     WHEREAS, under Section 9.1 the Committee has the authority to amend the Plan;
     NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:
1.
     Effective April 1, 2005, the definition of “Beneficiary” under Article 2 is hereby revised to read as follows:
Beneficiary shall mean (i) for a married Participant, his Spouse and (ii) for an unmarried Participant, his descendants (per stirpes), and if there are no descendants, his estate. For the purposes of the foregoing sentence, the term “descendants” shall include any persons adopted by a Participant or by any of his descendants.
2.
       Effective January 1, 2005, a new definition shall be added to Article 2 as follows:
Spouse shall mean, as of any applicable date, a person who (i) was married to the Participant in a civil or religious ceremony recognized under the laws of the state where the marriage was contracted, (ii) was married to the Participant on the Participant’s Annuity Starting Date, and (iii) is recognized under federal law including the Defense of Marriage Act and the Code. A Participant shall not be considered married to another person as a result of any common law marriage whether or not such common law marriage is recognized by applicable state law. The Participant’s Spouse as of the Participant’s Annuity Starting Date shall continue to be the Participant’s Spouse for purposes of this Plan (unless otherwise provided in a qualified domestic relations order) notwithstanding the subsequent death or divorce of such Spouse and the remarriage of the Participant.
3.
       Effective January 1, 2005, Section 3.1 is deleted in its entirety and a new Section 3.1 is substituted in lieu thereof as follows:

3.1	Eligibility
A Beneficiary shall be eligible to receive benefits under this Plan only if all of the following conditions are satisfied:
(a)	The Participant has earned 3 or more years of Credited Service;

(b)	The Participant dies prior to his Annuity Starting Date and either (i) prior to terminating his Employment; or (ii) while on an approved leave of absence, disability, workers compensation, or other type of absence approved by the Committee during which time the Participant is an Employee but not in active Employment;

(c)	The Participant’s Spouse (if any) timely waives his or her right to all death benefits under the Pension Plan; and

(d)	The Participant’s Beneficiary timely elects the death benefit under this Plan as provided in Section 3.3.
4.
       Effective January 1, 2005, a new Section 3.3 is added as follows:
3.3	Application for Benefits
(a)	To receive benefits under the Plan, a Beneficiary must timely and properly elect a death benefit under this Plan using election forms and in accordance with procedures determined by the Committee. Such elections and other required documentation must be submitted to the Committee no later than the last day of the third month after the Committee receives notification of the Participant’s death.

(b)	If the Spouse of a married Participant does not timely and properly submit the applicable election forms and documentation (including, but not limited to, the waiver of death benefits under the Pension Plan), the Spouse will be deemed to have elected the applicable death benefit under the Pension Plan (if any) and no death benefit will be paid under this Plan.

(c)	If the Beneficiary of an unmarried Participant does not timely and properly submit the applicable election forms and documentation, the Beneficiary will be deemed to have elected to receive a lump sum distribution of the death benefit under this Plan (see Section 5.1).
5.
Effective January 1, 2005, Section 4.1 is hereby deleted in its entirety and a new Section 4.1 is substituted in lieu thereof as follows:
4.1 Computation of Death Benefit
Benefits under this Plan shall be equal to the following monthly amounts (only one of (a), (b), or (c) shall apply to a deceased Participant and his or her Beneficiary:

(a)	For a Participant with at least 3 but less than 10 complete years of Credited Service, the greater of (A) 30% of the Participant’s current monthly Earnings as of the date immediately prior to the Participant’s death, or (B) 30% of the Participant’s Average Earnings, payable for 12.5 months (the 13th month will be 50% of the normal payment).

(b)	For a Participant with 10 but less than 15 complete years of Credited Service, the greater of (A) 30% of the Participant’s current monthly Earnings as of the date immediately prior to the Participant’s death, or (B) 30% of the Participant’s Average Earnings, payable for 25 months;

(c)	For a Participant with 15 or more complete years of Credited Service, the greater of (A) 30% of the Participant’s current monthly Earnings as of the date immediately prior to the Participant’s death, or (B) 30% of the Participant’s Average Earnings, payable for 50 months.
As set forth in Article 5, a Beneficiary may elect to receive a lump sum payment of the applicable monthly amount. Such lump sum shall be the present value of the applicable monthly amount set forth in (a), (b), or (c) above. Present value shall be determined using the actuarial assumptions set forth in the Pension Plan for determining single sum values. The actuarial assumptions shall be those in effect in the Pension Plan on the first day of the month following the Participant’s death.
6.
Effective January 1, 2005, Section 5.1 is hereby deleted in its entirety and a new Section 5.1 is substituted in lieu thereof as follows:
5.1	Form of Payment.
(a)	Payments under this Plan shall be made in either a monthly payment as described in Section 4.1(a), (b), or (c) (as applicable) or in a single lump sum payment equal to the present value of the applicable monthly payment as determined in Section 4.1

(b)	The Beneficiary shall elect the form of payment on the election forms and other documentation required by the Committee (see Section 3.3). If the Spouse of a married Participant does not timely submit all elections, such Spouse shall waive his or her right to death benefits under this Plan (see Section 3.3). If a Beneficiary of an unmarried Participant does not timely and properly submit all elections and documentation as required by the Committee, such Beneficiary shall be deemed to have elected to receive his or her death benefit under the Plan in a single lump sum payment.
7.
       Effective January 1, 2005, a new Section 5.3 is hereby added to the Plan as follows:
5.3	Timing of Payments
(a)	Payments under the Plan shall commence on the first day of the month that is at least 30 days after the Beneficiary properly submits to the Committee the elections, waivers

(if any) and other documentation as required by the Committee (or as soon as administratively feasible thereafter).
(b)	If the Beneficiary of an unmarried Participant does not complete the election and application for benefit forms within the time period identified in Section 3.3(b) above, the lump sum payment will be made on the first day of the fourth month after the Committee receives notification of the Participant’s death (or as soon as administratively feasible thereafter).
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     Except as amended herein, the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, Genuine Parts Company, acting through the Pension and Benefits Committee has caused this Amendment to the Plan to be executed on the date shown below but effective as of the date indicated above.

PENSION AND BENEFITS COMMITTEE

By:

Frank Howard, acting on behalf of the Committee

Date: